[Schulte Roth & Zabel LLP Letterhead]



                                             March 20, 2009


VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549-0508

          Re: Advantage Advisers Augusta Fund, L.L.C.
              Investment Company Act of 1940 File No. 811-07641
              -----------------------------------------------------

Ladies and Gentlemen:

                  On behalf of Advantage Advisers Augusta Fund, L.L.C. (the "Fund"), we are transmitting for filing with the Securities and Exchange Commission, the final amendment to the Fund's Issuer Tender Offer Statement on Schedule TO.

                  Please call me at (212) 756-2763 if you have any questions regarding this filing.


                  Thank you for your assistance regarding this matter.


                                                     Very truly yours,


                                                     /S/ JOHN G. JEROW
                                                     ------------------
                                                         John G. Jerow